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                                                                    Exhibit 3(a)

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      APPLIED INDUSTRIAL TECHNOLOGIES, INC.

         FIRST: The name of the Corporation shall be Applied Industrial Technologies, Inc.

         SECOND: The place in the State of Ohio where the principal office of the Corporation will be located is 3600 Euclid Avenue, Cleveland, Ohio 44115, in Cuyahoga County, or such other location as the Board of Directors shall from time to time determine.

         THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereinafter amended.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, without par value, and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, without par value.

         No holder of shares of stock of any class of the Corporation shall, as such holder, have any rights to subscribe for or purchase (a) any shares of stock of any class, any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class which the Corporation may issue or sell, whether or not such shares shall be exchangeable for any shares of stock of the Corporation of any class or classes and whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation which shall be convertible into, or exchangeable for, any shares of stock of the Corporation or any class or classes, or to which shall be attached or appurtenant to any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock or any class or classes, whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.




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         The shares of such classes shall have the following express terms:

                                   DIVISION A
                      EXPRESS TERMS OF THE PREFERRED STOCK

         (1) The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical with all other shares except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except, if dividends are to be cumulative, as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 and 3 of this Division, which provisions shall apply to all Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                  (a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series.

                  (b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series.

                  (c) The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption including the redemption price.

                  (d) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series.

                  (e) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or fund of a similar nature and the terms and conditions of such obligation.

                  (f) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes of stock of the Corporation or other entity or of any other series of Preferred Stock, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any.

                  (g) Any other rights, preferences or limitations of the shares of such series as may be permitted by law.

         The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (g), inclusive, of this
Section 1.

         (2) The Preferred Stock shall be senior to the Common Stock in payment of dividends and payment in respect of liquidation or dissolution.


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         (3) The holders of Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as one class on all matters.

         (4) The express terms of the Series A Participating Preferred Stock shall be as follows:

         Designation and Amount. The shares of such series shall be designated as "Series A Participating Preferred Stock" and the number of shares constituting such series shall initially be 300,000 without par value, such number of shares to be subject to increase or decrease by action of the Board of Directors.

         Dividends and Distributions.

         (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after January 15, 1998 (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above concurrently with its declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock ); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the


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next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share of the Series A Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

         Voting Rights. The holders of shares of Series A Participating Preferred Stock shall have voting rights as set forth in Division A(3) of Article FOURTH of the Articles of Incorporation.

         Certain Restrictions.

         (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the annual dividend rates and other rights and preferences of the series, shall determine in good faith will result in fair and equitable treatment to the holders of such series.


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         (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this subsection, purchase or otherwise acquire such shares at such time and in such manner.

         Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof.

         Liquidation, Dissolution or Winding Up.

         (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference").

         (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Participating Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

         No Redemption. The shares of Series A Participating Preferred Stock shall not be redeemable.

         Ranking. The Series A Participating Preferred Stock shall rank equal to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets.

         Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds (2/3) or more of the outstanding shares of the Series A Participating Preferred Stock, voting separately as a class.

         Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.



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                                   DIVISION B
                        EXPRESS TERMS OF THE COMMON STOCK

         The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof and to the terms of Article EIGHTH. Each share of Common Stock shall be equal to every other share of Common Stock and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.

         FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

         SIXTH: Except as otherwise provided in these Articles of Incorporation, the Corporation, by its Board of Directors, may purchase issued shares, to the extent permitted by law.

         SEVENTH: The affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the Corporation in the election of directors shall be required for the approval or authorization of any Business Combination; provided, however, that the eighty percent voting requirement shall not be applicable if the Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of the Common Stock of the Corporation in the Business Combination (a) is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), paid by the Related Person in acquiring any of its holdings of the Corporation's Common Stock and (b) if the Related Person has acquired Common Stock with varying forms of consideration, the form of consideration to be received by the holders of the Common Stock in the Business Combination is cash or the form used to acquire the largest percentage of the voting power of the Corporation in the election of directors owned by the Related Person.

         For the purpose of this Article SEVENTH:

         (1) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or a subsidiary with or into a Related Person,
(ii) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets, either of the Corporation (including, without limitation, of any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person, (vi) any reclassification of securities (including any reverse stock split) or recapitalization what would have the effect of increasing the voting power of a Related Person, (vii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person, and


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(viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

         (2) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on October 18, 1988 in Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined on October 18, 1988 in Rule 13d-3 under the Securities Exchange Act of 1934) Common Stock or Preferred Stock of the Corporation consisting in the aggregate of 20 percent or more of the outstanding voting power of the Corporation in the election of directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

         (3) The term "Substantial Part" shall mean more than thirty percent (30%) of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

         (4) Without limitation, any Common Stock of the Corporation, or Preferred Stock of the Corporation that has voting power in the election of directors, that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise shall be deemed beneficially owned by the Related Person.

         (5) For the purposes of this Article SEVENTH, the term "other consideration to be received" shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

         Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or these Articles of Incorporation or the Regulations of the Corporation, the affirmative vote of the holders of at least eighty percent (80%) of the Corporation's voting power in the election of directors, voting as a single class, shall be required to alter, amend or repeal this Article SEVENTH or to adopt any provisions in these Articles of Incorporation or the Regulations of the Corporation which are inconsistent with the provisions of this Article SEVENTH.

         EIGHTH: No person shall make a Control Share Acquisition without first obtaining the prior authorization of the Corporation's shareholders at a special meeting of shareholders called by the Board of Directors in accordance with this Article EIGHTH.

         (1) Procedure. Any Person who proposes to make a Control Share Acquisition shall deliver a notice ("Notice") to the Corporation at its principal place of business that sets forth all of the following information:

              a)     The identity of the Person who is giving the Notice;


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              b)     A statement that the Notice is given pursuant to this
                     Article EIGHTH;

              c) The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

              d)     The range of voting power (as specified in Section
                     (6)(b)(1) of this Article EIGHTH) under which the proposed Control Share Acquisition would, if consummated, fall;

              e) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

              f) Representations, supported by reasonable information, that the proposed Control Share Acquisition would be consummated if shareholder approval is obtained and, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

         (2) Call of Special Meeting of Shareholders. The Board of Directors of the Corporation shall, within ten (10) days after receipt by the Corporation of a Notice that complies with Section (1), call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors shall have no obligation to call such a meeting if they make a determination within ten (10) days after receipt of the Notice that (i) the Notice was not given in good faith; (ii) the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders or
(iii) the proposed Control Share Acquisition could not be consummated for financial or legal reasons. Notwithstanding anything to the contrary contained in clause (ii) of the immediately preceding sentence, the Board of Directors shall call such special meeting of shareholders if the Control Share Acquisition described in the Notice is for any and all shares of the Corporation, for cash, at a price higher than the highest price at which shares of Common Stock have been traded during the ninety (90) day period prior to the date on which the Corporation receives the Notice.

         The Board of Directors may adjourn such special meeting of shareholders if prior to such meeting the Corporation has received a Notice from any other Person and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person, or a merger, consolidation or sale of assets of the Corporation, should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

         For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this Section (2), no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in deliberations regarding such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the


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facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have material and recurring business or professional contacts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

         (3) Notice of Special Meeting. The Corporation shall, as promptly as practicable, give notice of the special meeting of shareholders called pursuant to Section (2) to all shareholders of record as of the record date set for such meeting. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

         (4) Requirements for Approval. The Person who delivered the Notice may make the proposed Control Share Acquisition if both of the following occur:

                  (a) The shareholders of the Corporation authorize such acquisition at the special meeting of shareholders called pursuant to Section (2), at which meeting a quorum is present, by the affirmative vote of a majority of the Voting Stock represented at such meeting in person or by proxy and by a majority of the portion of such Voting Stock represented at such meeting in person or by proxy excluding the votes of Interested Shares. A quorum shall be deemed to be present at such special meeting if at least a majority of the issued and outstanding Voting Stock, and a majority of such Voting Stock excluding Interested Shares, are represented at such meeting in person or by proxy.

                  (b) Such acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty (360) days following shareholder authorization of the Control Share Acquisition.

         (5) Violations of Restriction. Any Voting Stock issued or transferred to any Person in violation of this Article EIGHTH shall hereinafter be called "Excess Shares." In the event that any Person acquires Excess Shares, then, in addition to any other remedies which the Corporation may have at law or in equity as a result of such acquisition, the Corporation shall have the right to treat the issuance or transfer of any such Excess Shares as null and void. In the event the Corporation is not permitted to treat an issuance or transfer of Excess Shares as null and void, such Excess Shares will be treated as the equivalent of treasury shares of the Corporation and, as such, holders of Excess Shares will hold such Excess Shares as agent of the Corporation and shall have no right to exercise or receive the benefits of shareholder rights appurtenant to such Excess Shares. In such event, the Corporation may redeem any or all Excess Shares, arrange a sale to one or more purchasers who could acquire such Excess Shares without violating this Article EIGHTH, or seek other appropriate remedies. In addition, any Person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof.


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Notwithstanding the foregoing, any person who holds Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article EIGHTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

         (6) Definitions. As used in this Article EIGHTH:

                  (a) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

                  (b)(1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the corporation in respect of which such Person, directly or indirectly, may exercise or direct the exercise of voting power as provided in this paragraph, would entitle such Person, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

                            (i) One-fifth or more but less than one-third of such voting power;

                            (ii) One-third or more but less than a majority of such voting power; or

                            (iii)  A majority of such voting power.

                  A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article EIGHTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes at a special meeting of shareholders called pursuant to Section (2) of this Article EIGHTH without further instruction from others. For purposes of this Article EIGHTH, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

                  (b)(2) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purposes of this Article EIGHTH if the acquisition is consummated in any of the following circumstances:

                           (i) By underwriters in good faith and not for the
                  purpose of circumventing this Article EIGHTH in connection with any offering to the public of securities of the Corporation;

                           (ii) By bequest or inheritance, by operation of law
                  upon the death of any individual, or by any other transfer without valuable consideration, including a


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                  gift, that is made in good faith and not for the purpose
                  of circumventing this Article EIGHTH;

                           (iii) Pursuant to the satisfaction of a pledge or
                  other security interest created in good faith and not for the purpose of circumventing this Article EIGHTH;

                           (iv) Pursuant to a merger, consolidation, combination
                  or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Article SEVENTH of these Articles of Incorporation and Sections 1701.78, 1701.79 or 1701.83 of the Ohio Revised Code if the Corporation is a party to the agreement of merger, consolidation or acquisition, as the case may be;

                           (v) Under such circumstances that the acquisition
                  does not result in the Person acquiring shares of the Corporation being entitled, immediately thereafter and for the first time, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within the range of one-fifth or more but less than one-third of such voting power, or within any of the ranges of voting power specified in Section (6)(b)(1)(i), (ii) or (iii) which is higher than the range of voting power applicable to such Person immediately prior to such acquisition;

                           (vi) Prior to October 18, 1988; or

                           (vii) Pursuant to a contract existing prior to
                  October 18, 1988.

                  The acquisition by any Person of shares of the Corporation in a manner described under this Section (6)(b)(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article EIGHTH within the range of voting power specified in Section (6)(b)(1)(i),
         (ii) or (iii) that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section (6)(b)(1)(i), (ii) or (iii), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article EIGHTH in connection with such transferor's acquisition of shares of the Corporation.

                  (b)(3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article EIGHTH from any Person whose Control Share Acquisition had previously been authorized by shareholders in compliance with this Article EIGHTH, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for Section (6)(b)(2), does not constitute a Control Share Acquisition for the purpose of this Article EIGHTH unless such acquisition entitles any Person, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article EIGHTH, or deemed to be so authorized under Section (6)(b)(2).


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                  (c) "Interested Shares" means Voting Stock with respect to which any of the following persons may exercise or direct the exercise of the voting power:

                           (1) any Person whose Notice prompted the calling of a
                  special meeting of shareholders pursuant to Section (2);

                           (2) any officer of the Corporation elected or
                  appointed by the directors of the Corporation; and

                           (3) any employee of the Corporation who is also a
                  director of the corporation.

                  (d) "Voting Stock" means all securities of the Corporation entitled to vote generally in the election of directors, and, for purposes of Sections (5) and (10) of this Article EIGHTH, shall mean securities of the Corporation immediately convertible into securities entitled to vote generally in the election of the directors.

         (7) Proxies. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article EIGHTH is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

                  (a)  In accordance with all applicable requirements of law;
         and

                  (b) Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

         (8) Revocability of Proxies. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article EIGHTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         (9) Amendments. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, the Articles of Incorporation or the Regulations of the Corporation, the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock, voting as a single class, shall be required to alter, amend or repeal this Article EIGHTH or adopt any provisions in these Articles of Incorporation or the Regulations of the Corporation which are inconsistent with the provisions of this Article EIGHTH.

         (10) Legend on Share Certificates. Each certificate representing Voting Stock of the Corporation shall contain the following legend:

                  Transfer of the securities represented by this Certificate is subject to the provisions of Article EIGHTH of the Corporation's Articles of Incorporation as the same


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         may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article EIGHTH as the same may be in effect from time to time and covenants with the Corporation and each holder thereof from time to time to comply with the provisions of said Article EIGHTH as the same may be in effect from time to time.

         NINTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said Section, shall not apply with respect to any particular Control Share Acquisition, as such is defined in said Section, regarding this Corporation so long as Article NINTH of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, remains an Article of these Articles of Incorporation and remains substantially in full force and effect, disregarding any renumbering of such Article NINTH resulting from any amendment of these Articles of Incorporation.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation which may be contained in these articles of incorporation of a corporation organized under the laws of the State of Ohio, in the manner now or hereafter prescribed by statute or these Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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